Exhibit 10.29

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“AGREEMENT”), is made and entered into as of January 16, 2004, (“Effective Date”) by and between MIKOHN GAMING CORPORATION, a Nevada corporation (“MIKOHN” or the “Company”), and MICHAEL A. SICURO (“Employee”).

W I T N E S S E T H:

WHEREAS, MIKOHN and Employee deem it to be in their respective best interests to enter into an agreement providing for MIKOHN’s employment of Employee pursuant to the terms herein stated.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

1. Term. MIKOHN hereby employs and Employee hereby accepts employment with MIKOHN for a period of three (3) years beginning on the date hereof (“Term”). Unless MIKOHN or Employee gives written notice that this Agreement shall be allowed to expire and the employment relationship thereby terminated (a “Non-renewal Notice”) at least thirty (30) days prior to the expiration of the Term or any Renewal Term (as defined herein), this Agreement shall continue in effect for additional terms of (1) one year each (“Renewal Term”).

2. Duties of Employee. Employee’s position with MIKOHN will be Executive Vice President and Chief Financial Officer. Employee shall do and perform all services, acts, or things reasonably necessary or advisable to accomplish the objectives and complete the tasks assigned to Employee by MIKOHN’s Chairman of the Board of Directors and Chief Executive Officer. MIKOHN may assign Employee to another position commensurate with Employee’s training and experience so long as the compensation paid to Employee is equal to or greater than the compensation provided in this Agreement and the position and related title, reporting level and responsibilities are of equal or greater nature, status and prestige.

3. Devotion of Time to MIKOHN’s Business. Employee shall be a full-time employee of MIKOHN and shall devote such substantial and sufficient amounts of his productive time, ability, and attention to the business of MIKOHN during the Term of this Agreement as may be reasonable and necessary to accomplish the objectives and complete the tasks assigned to Employee. Prior written consent of MIKOHN shall be required before Employee shall undertake to perform any outside services of a business, commercial, or professional nature, whether for compensation or otherwise. The foregoing notwithstanding, Employee may devote reasonable time to activities other than those required under this Agreement, including activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations and similar types of activities to the extent that such activities do not inhibit or prohibit the performance of services under this Agreement.

4. Uniqueness of Services. Employee hereby acknowledges that the services to be performed by him under the terms of this Agreement are of a special and unique value. Accordingly, the obligations of Employee under this Agreement are non-assignable.

5. Compensation of Employee.

a. Base Annual Salary. As compensation for services hereunder, Employee shall receive a Base Annual Salary at the rate of not less than $275,000 per annum payable in accordance with the Company’s ordinary payroll practices (and in any event no less frequently than monthly). On each anniversary date hereof, Employee’s Base Annual Salary shall be increased by not less than 5% per annum.

b. Signing Bonus/Moving Allowance. Upon the execution of this Agreement, Employee shall be paid $100,000 which shall constitute a combined signing bonus and moving allowance. Such bonus shall be “grossed up” to cover Employee’s personal income taxes payable in connection therewith. This sum is given in consideration of Employee’s commitment not to terminate this Agreement prior to the initial expiration date, other than as permitted pursuant to Sections 19 or 20 below. If Employee terminates this Agreement (other than as permitted pursuant to Sections 19 or 20 below) or if Employee is terminated for Cause (as defined Section 6(b) below) prior to the expiration of three (3) years from the Effective Date, Employee will be obligated to return and remit a pro rata portion of the sum to MIKOHN. (For example, if Employee should terminate this Agreement after one year as described above, Employee will be required to remit the sum of $66,667.)

c. Bonus. Employee shall be eligible for an annual bonus of up to 60% of Employee’s Base Salary, should Employee reach bonus targets established for each year of the Agreement by the Chief Executive Officer and the Board of Directors in consultation with Employee.

d. Stock Options. MIKOHN grants to Employee options to purchase shares of MIKOHN Common Stock (the “Option”) under MIKOHN’s Stock Option Plan (“Option Plan”). The Option shall be in the form of MIKOHN’s standard Stock Option Agreement (a copy of which is attached hereto) and subject to the terms and conditions thereof and of the Option Plan, and shall additionally provide as follows:

(1) The number of shares subject to the Option shall be 250,000.

(2) The purchase price per share shall be equal to $4.84.

(3) The Option shall be designated as an Incentive Option.

(4) On each of the next five (5) anniversary dates of the Effective Date of this Agreement, one-fifth (1/5) of the Option Shares shall become eligible for purchase by Employee.

(5) The Option shall terminate on (i) the expiration date specified in the Stock Option Agreement or (ii) such earlier date as termination may occur according to the terms and conditions of the Option Plan and/or the Stock Option Agreement. Upon termination of this Agreement for any reason, Employee and/or his successors and assigns shall have only such rights with respect to the Option as are specified in the Plan and the Stock Option Agreement, and shall not be entitled to any compensation in any form for the loss of any other right with respect thereto.

(6) All Options to acquire common stock of MIKOHN granted to Employee during the term of this Agreement shall become 100% vested upon (i) any merger or consolidation involving MIKOHN if MIKOHN is not the surviving corporation; (ii) a merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of the Company immediately prior to such merger own less than fifty percent (50%) of the Company’s voting power immediately after the transaction; (iii) any transfer or other disposition of all or substantially all of the assets of MIKOHN; (iv) any voluntary or involuntary dissolution of MIKOHN; (v) any material change in ownership of MIKOHN which results in a change of a majority of the Board of Directors; (vi) if MIKOHN or any successor or assignee of MIKOHN should terminate this Agreement other than for Cause or deliver a Non-Renewal Notice to Employee pursuant to Section 1 above; or (vii) if Employee terminates this agreement for Good Reason as permitted in Section 20 below.

(7) Employee shall have not less than 90 days to exercise any options which are vested as of the effective date of termination of his employment with MIKOHN, regardless of the reason therefor.

e. Automobile. MIKOHN shall provide Employee an automobile allowance in the amount of $1,000 per month.

f. Country Club Membership. MIKOHN shall provide Employee with the use of a membership in a country club of Employee’s choice, the initial cost of which shall not exceed $35,000. In addition, MIKOHN shall reimburse Employee up to $500 per month for country club dues. Such monthly amounts shall be “grossed up” to cover Employee’s personal income taxes payable in connection therewith.

g. Employee Benefits. Employee shall receive such benefits, fringe benefits and entitlements as is usual and customary for MIKOHN to provide an executive employee of like status and position and are consistent with MIKOHN’s established policies on employment, which may be revised from time to time in the sole discretion of MIKOHN, including but not limited to: Executive medical benefits for Employee and his family and an Annual Life Insurance premium payment by MIKOHN for Employee of up to $15,000 per annum for the duration of the Agreement.

h. Business Expenses. MIKOHN will reimburse Employee for reasonable business expenses incurred in performing Employee’s duties and promoting the business of MIKOHN.

i. Restricted Stock. MIKOHN grants Employee 100,000 restricted shares (“Shares”) to be governed by, and vested in accordance with the terms of MIKOHN’s Restricted Stock Plan (“Stock Plan”). The Fair Market Price for the Shares shall be: $4.84. The Shares shall be granted pursuant to the form of MIKOHN’s standard Restricted Stock Grant Agreement (a copy of which is attached hereto) and subject to the terms and conditions thereof.

j. Other. MIKOHN agrees to make best efforts to consider the adoption of an annual restricted stock grant plan and an annual incentive stock option grant plan for its employees, each in accordance with existing industry standards for such plans, for which Employee shall be immediately eligible upon adoption.

6. Termination of Employment.

a. Either party shall have the right to terminate this Agreement upon thirty (30) days written notice to the other. If MIKOHN delivers a Non-renewal Notice to Employee, or if MIKOHN should terminate this Agreement other than for “Cause” as defined in Section 6(b) below (“termination without Cause”), and other than as described in Section 19 below, MIKOHN shall, upon the Employee’s furnishing to MIKOHN an effective waiver and release of claims (a form of which is attached hereto as Exhibit A), pay to Employee (x) a sum equal to Employee’s Base Salary for the most recent 18 months, and (y) an amount equal to Employee’s COBRA health insurance premiums for the 18 month period immediately following such termination. In such event, MIKOHN shall also reimburse Employee for reasonable expenses associated with outplacement employment activities for Employee, as well pay Employee the sum of $50,000 (including a “gross up” amount to cover Employee’s personal income taxes payable in connection therewith) for Employee’s relocation. Any sums payable under this Section shall be paid in full upon the effective date of the termination of the employment relationship between MIKOHN and Employee.

b. MIKOHN shall have the right to terminate Employee’s employment at any time for Cause by giving Employee written notice of the effective date of Termination. For the purposes of this Agreement, “Cause” shall mean:

(a)	The willful and continued failure by the Employee to substantially perform his duties with MIKOHN (other than any such failure resulting from the Employee’s being Disabled), within a reasonable period of time after a written demand for substantial performance is delivered to the Employee by the Board of Directors (“Board”), which demand specifically identifies the manner in which the Board believes that the Employee has not substantially performed his duties;

(b)	The willful engaging by the Employee in conduct which is demonstrably and materially injurious to MIKOHN, monetarily or otherwise;

(c)	Employee’s conviction of a crime involving serious moral turpitude to the extent that, in the reasonable judgment of the MIKOHN’s Board, the Employee’s credibility and reputation no longer conform to the standard of MIKOHN’s Employees;

(d)	The knowing or repeated violation of any material MIKOHN policy applicable to the Employee following written notice from MIKOHN of such violations.

(e)	The loss, revocation, suspension of, or failure to obtain any license or certification of Employee necessary for Employee to discharge Employee’s duties on behalf of MIKOHN. Any issues involving the loss, revocation, suspension of or failure to obtain of such licenses and/or certifications will be provided in writing to the Employee, and Employee, with the assistance of MIKOHN, will have a reasonable period of time to remedy the respective issue.

(f)	Willful acts or omissions by Employee which jeopardize any governmental registration, license, permit or other governmental permission material to the business of MIKOHN in any jurisdiction in which MIKOHN does business or seeks to do business;

(g)	The solicitation or acceptance of payment or gratuity from any existing or potential customer or supplier of MIKOHN without the prior written consent of MIKOHN’s Chief Executive Officer.

For purposes of this Agreement, no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, intentionally by the Employee not in good faith and without reasonable belief that the Employee’s action or omission was in the best interest of the Company.

c. In the event of termination for Cause, Employee shall be paid Employee’s salary and accrued and unused vacation benefits through the effective date of termination on the date of termination. After the effective date of Termination, Employee shall not be entitled to accrue or vest in any further salary, severance pay, benefits, fringe benefits or entitlements except as may be required by statute or regulation of any agency of competent jurisdiction; provided, however, that in the event of a termination pursuant to Section 6(b)(e) above, pay Employee the sum of $50,000 (including a “gross up” amount to cover Employee’s personal income taxes payable in connection therewith) for Employee’s relocation.

d. This Agreement shall terminate automatically in the event that: (i) Employee fails or is unable to perform Employee’s duties due to injury, illness or other incapacity for ninety (90) days in any twelve (12) month period (except that Employee may be entitled to disability payments pursuant to MIKOHN’s disability plan, if any); or (ii) Death of Employee. Upon termination of this Agreement as the result of the death or disability of Employee, all vested stock options and restricted stock provided herein shall become the property of the Employee’s estate.

7. Covenant of Confidentiality. All documents, records, files, manuals, forms, materials, supplies, computer programs, trade secrets and other information which comes into Employee’s possession from time to time during Employee’s employment by MIKOHN, and/or any of MIKOHN’s subsidiaries or affiliates, shall be deemed to be confidential and proprietary to MIKOHN and shall remain the sole and exclusive property of MIKOHN. Employee acknowledges that all such confidential and proprietary information is confidential and proprietary and not readily available to MIKOHN’s business competitors. On the effective date of the termination of the employment relationship or at such other date specified by MIKOHN, Employee agrees that he will return to MIKOHN all such confidential and proprietary items (including, but not limited to, company badge and keys) in his control or possession, and all copies thereof, and that he will not remove any such items from the offices of MIKOHN.

8. Covenant of Non-Disclosure. Without the prior written approval of MIKOHN, Employee shall keep confidential and not disclose or otherwise make use of any of the confidential or proprietary information or trade secrets referred to in Section 7 nor reveal the same to any third party whomsoever, except as required by law.

9. Covenant of Non-Solicitation. During the Term of this Agreement and for a period of two (2) years following the effective date of termination, Employee, either on Employee’s own account or for any person, firm, company or other entity, shall not solicit, interfere with or induce, or attempt to induce, any employee of MIKOHN, or any of its subsidiaries or affiliates to leave their employment or to breach their employment agreement, if any, with MIKOHN.

10. Covenant of Cooperation. Employee agrees to cooperate with MIKOHN in any litigation or administrative proceedings involving any matters with which Employee was involved during his employment by MIKOHN. MIKOHN shall reimburse Employee for reasonable expenses incurred in providing such assistance.

11. Covenant Against Competition.

a. Scope and Term. During the Term of this Agreement and for an additional period ending one (1) year after the effective date of termination or expiration of this Agreement, whichever occurs first, Employee shall not directly or indirectly engage in or become a partner, officer, principal, employee, consultant, investor, creditor or stockholder of any business, proprietorship, association, firm, corporation or any other business entity which is engaged or proposes to engage or hereafter engages in any business which competes with the business of MIKOHN and/or any of MIKOHN’s subsidiaries or affiliates in any geographic area in which MIKOHN conducts business at the time of the termination or expiration of the employment relationship. Ownership by Employee, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

b. Option to Extend Term of Covenant. Upon thirty (30) days’ written notice to Employee given prior to the expiration of the term of the Covenant Against Competition specified in Section 11(a) above, MIKOHN shall have the option to extend said term for a period of up to one (1) additional year upon payment of the following consideration to Employee:

(1) If Employee is terminated without cause or this Agreement expires without renewal, the sum of $300,000.00 payable in 12 monthly installments; or

(2) If Employee terminates this Agreement or is terminated by MIKOHN for Cause, the sum of $120,000.00 payable in 12 monthly installments.

12. Rights to Inventions.

a. Inventions Defined. “Inventions” means discoveries, concepts, and ideas, whether patentable or not, relating to any present or contemplated activity of MIKOHN, including without limitation devices, processes, methods, formulae, techniques, and any improvements to the foregoing.

b. Application. This Section 12 shall apply to all Inventions made or conceived by Employee, whether or not during the hours of his employment or with the use of MIKOHN facilities, materials, or personnel, either solely or jointly with others, during the Term of his employment by MIKOHN. This Section 12 does not apply to any invention disclosed in writing to MIKOHN by Employee prior to the execution of this Agreement.

c. Assignment. Employee hereby assigns and agrees to assign to MIKOHN all of his rights to Inventions described in (b) above and to all proprietary rights therein, based thereon or related thereto, including without limitation applications for United States and foreign letters patent and resulting letters patent.

d. Reports. Employee shall inform MIKOHN promptly and fully of each Invention by a written report, setting forth in detail the structures, procedures, and methodology employed and the results achieved

(“Notice of Invention”). A report shall also be submitted by Employee upon completion of any study or research project undertaken on MIKOHN’s behalf, whether or not in Employee’s opinion a given study or project has resulted in an Invention.

e. Patents. At MIKOHN’s request and expense, Employee shall execute such documents and provide such assistance as may be deemed necessary by MIKOHN to apply for, defend or enforce any United States and foreign letters patent based on or related to such Inventions.

13. Remedies. Notwithstanding any other provision in this Agreement to the contrary, Employee acknowledges and agrees that if Employee commits a material breach of the Covenant of Confidentiality (Section 7), Covenant of Non-Disclosure (Section 8), Covenant of Non-Solicitation (Section 9), Covenant of Cooperation (Section 10), Covenant Against Competition (Section 11), or Rights to Inventions (Section 12), MIKOHN shall have the right to have the obligations of Employee specifically enforced by any court having jurisdiction on the grounds that any such breach will cause irreparable injury to MIKOHN and money damages will not provide an adequate remedy. Such equitable remedies shall be in addition to any other remedies at law or equity, all of which remedies shall be cumulative and not exclusive. Employee further acknowledges and agrees that the obligations contained in Sections 7 through 12, of this Agreement are fair, do not unreasonably restrict Employee’s future employment and business opportunities, and are commensurate with the compensation arrangements set out in this Agreement.

14. Survivability. Sections 7 through 13, of this Agreement shall survive termination of the employment relationship and this Agreement.

15. General Provisions.

a. Arbitration. Any controversy involving the construction, application, enforceability or breach of any of the terms, provisions, or conditions of this Agreement, including without limitation claims for breach of contract, violation of public policy, breach of implied covenant, intentional infliction of emotional distress or any other alleged claims which are not settled by mutual agreement of the parties, shall be submitted to final and binding arbitration in accordance with the rules of the American Arbitration Association. The cost of arbitration shall be borne by the losing party. In consideration of each party’s agreement to submit to arbitration any and all disputes that arise under this Agreement, each party agrees that the arbitration provisions of this Agreement shall constitute his/its exclusive remedy and each party expressly waives the right to pursue redress of any kind in any other forum. The parties further agree that the arbitrator acting hereunder shall not be empowered to add to, subtract from, delete or in any other way modify the terms of this Agreement. Notwithstanding the foregoing, any party shall have the limited right to seek equitable relief in the form of a temporary restraining order or preliminary injunction in a court of competent jurisdiction to protect itself from actual or threatened irreparable injury resulting from an alleged breach of this Agreement pending a final decision in arbitration.

b. Authorization. MIKOHN and Employee each represent and warrant to the other that he/it has the authority, power and right to deliver, execute and fully perform the terms of this Agreement.

c. Entire Agreement. Employee understands and acknowledges that this document constitutes the entire agreement between Employee and MIKOHN with regard to Employee’s employment by MIKOHN and Employee’s post-employment activities concerning MIKOHN. This Agreement supersedes any and all other written and oral agreements between the parties with respect to the subject matter hereof. Any and all prior agreements, promises, negotiations, or representations, either written or oral, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force and effect. This Agreement may be altered, amended, or modified only in writing signed by all of the parties hereto. Any oral representations or modifications concerning this instrument shall be of no force and effect.

d. Severability. If any term, provision, covenant, or condition of this Agreement is held by a court or other tribunal of competent jurisdiction to be invalid, void, or unenforceable, the remainder of such provisions and all of the remaining provisions hereof shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired, or invalidated as a result of such decision.

e. Governing Law. Except to the extent that federal law may preempt Nevada law, this Agreement and the rights and obligations hereunder shall be governed, construed and enforced in accordance with the laws of the State of Nevada.

f. Taxes. Except as otherwise specifically provided in this Agreement, all compensation payable hereunder is gross and shall be subject to such withholding taxes and other taxes as may be provided by law. Employee shall be responsible for the payment of all taxes attributable to the compensation provided by this Agreement except for those taxes required by law to be paid or withheld by MIKOHN.

g. Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of MIKOHN. Employee may not sell, transfer, assign, or pledge any of his rights or interests pursuant to this Agreement.

h. Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing such provision or provisions and each and every other provision of this Agreement.

i. Captions. Titles and headings to sections in this Agreement are for the purpose of reference only and shall in no way limit, define, or otherwise affect any provisions contained therein.

k. Breach - Right to Cure. A party shall be deemed in breach of this Agreement only upon the failure to perform any obligation under this Agreement after receipt of written notice of breach and failure to cure such breach within ten (10) days thereafter; provided, however, such notice shall not be required where a breach or threatened breach would cause irreparable harm to the other party and such other party may immediately seek equitable relief in a court of competent jurisdiction to enjoin such breach.

16. Acknowledgement. Employee acknowledges that he has been given a reasonable period of time to study this Agreement before signing it. Employee certifies that he has fully read, has received an explanation of, and completely understands the terms, nature, and effect of this Agreement. Employee further acknowledges that he is executing this Agreement freely, knowingly, and voluntarily and that Employee’s execution of this Agreement is not the result of any fraud, duress, mistake, or undue influence whatsoever. In executing this Agreement, Employee does not rely on any inducements, promises, or representations by MIKOHN other than the terms and conditions of this Agreement.

17. [Reserved].

18. Indemnification For Employee Officers. MIKOHN will, to the maximum extent permitted by law, defend, indemnify and hold harmless the Employee and the Employee’s heirs, estate, executors and administrators against any costs, losses, claims, suits, proceedings, damages or liabilities to which the Employee may become subject which arise out of, are based upon or relate to the Employee’s employment by MIKOHN (and any predecessor company to MIKOHN), or the Employee’s service as an officer or member of the Board of Directors of MIKOHN (or any predecessor company of MIKOHN) or any Affiliate, including without limitation reimbursement for any legal or other expenses reasonably incurred by the Employee in connection with investigation and defending against any such costs, losses, claims, suits, proceedings, damages or liabilities.

MIKOHN may maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and, in the event such insurance is obtained, the Employee shall be covered under such insurance to the same extent as other senior management employees (and directors, with respect to the Employee’s role as a director, as may be applicable) ; provided, however, that MIKOHN shall not be required to maintain such insurance coverage unless the Board determines that it is obtainable at reasonable cost.

19. Change in Control Provision. For the purposes of this paragraph, a “Change in Control” of MIKOHN shall be defined as: (i) any merger or consolidation involving MIKOHN if MIKOHN is not the surviving corporation; (ii) a merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of the Company immediately prior to such merger own less than fifty percent (50%) of the Company’s voting power immediately after the transaction; (iii) any transfer or other disposition of all or substantially all of the assets of MIKOHN; (iv) any voluntary or involuntary dissolution of MIKOHN; or (v) any material change in ownership of MIKOHN which results in a change of a majority of the Board of Directors.

Notwithstanding any Agreement provisions to the contrary, for a period of twelve (12) months following a Change In Control, in the event of a termination of Employee other than for Cause, or if the Employee resigns for “Good Reason” as that term is defined below, Employee shall be entitled to receive a sum equal to three times the Employee’s annualized Base Salary for the most recently completed calendar year payable in a lump sum upon termination. At any point during the thirteenth month following a Change in Control, Employee shall be entitled to terminate the Agreement and receive a sum equal to the amount they would otherwise be entitled to pursuant to termination by MIKOHN other than for Cause at the time of such election.

Pursuant to this paragraph, the Employee will be considered to have resigned for “Good Reason” if his salary and/or benefits package is materially reduced following a Change in Control, or if the Employee has been assigned a position where the related title, reporting level or responsibilities are of a lesser nature, status or prestige than those associated with Employee’s position at the time of the Change in Control, but in the case of such reassignment, only if, within 30 days after the assignment, (x) Employee notifies MIKOHN in writing that Employee has been assigned such a position in violation of this Agreement, (y) the Company fails to correct such assignment within 20 days after receipt of such notice, and (z) Employee resigns within 30 days after the date Employee provided such notice.

In addition to the foregoing, upon a Change in Control and separation of the Employee from MIKOHN, MIKOHN agrees to reimburse Employee for reasonable expenses associated with outplacement employment activities for Employee.

20. Good Reason. Employee may terminate his employment under this Agreement for “Good Reason” (as defined hereunder) at any time during the first twelve (12) months of the Agreement, by providing written notice to MIKOHN of same following the provision to MIKOHN of a thirty (30) day opportunity to cure such Good Reason. Any termination for Good Reason shall have the same legal effect under this Agreement as a Not for Cause termination by MIKOHN.

For the purposes of this paragraph “Good Reason” shall be defined as a circumstance where Employee no longer functions as or holds the title of the CFO of MIKOHN.

MIKOHN agrees to make best efforts to consider the adoption of an alternative “Good Reason” provision in accordance with industry standards, which will be immediately extended to Employee upon adoption.

21. Parachute Payments. If any payment or benefit Employee would receive pursuant a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Employee elects in writing a different order

(provided, however, that such election shall be subject to MIKOHN approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee’s stock awards unless Employee elects in writing a different order for cancellation.

The accounting firm engaged by MIKOHN for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by MIKOHN is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, then MIKOHN shall appoint a nationally recognized accounting firm to make the determinations required hereunder. MIKOHN shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Employee and MIKOHN within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by Employee or MIKOHN) or such other time as requested by Employee or MIKOHN. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Employee and MIKOHN with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Employee and MIKOHN.

IN WITNESS WHEREOF, the parties hereto have read, understood, and voluntarily executed this Agreement as of the day and year first above written.

EMPLOYEE	MIKOHN GAMING CORPORATION

By:

MICHAEL A. SICURO	Title:

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 6(a) of the Employment Agreement dated                     , to which this form is attached, I, MICHAEL A. SICURO, hereby furnish MIKOHN GAMING CORPORATION (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By: